Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The financial statements of Ring Energy, Inc. as of December 31, 2018 and 2017 and for the three-year period ended December 31, 2018, and the effectiveness of Ring Energy, Inc. internal control over financial reporting as of December 31, 2018, in the Pre-effective Amendment No. 1 to the Registration Statement on Form S-3, have been audited by Eide Bailly LLP, independent registered public accounting firm, in a report dated February 28, 2019, which appears in the Annual Report on Form 10-K of Ring Energy, Inc.

We consent to the inclusion in the Pre-effective Amendment No. 1 to the Registration Statement on Form S-3 of our report, dated February 28, 2019, audit of the financial statements and effectiveness of internal control over financial reporting of Ring Energy, Inc.

Denver, Colorado
March 15, 2019

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